Exhibit 99.1

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Second Quarter 2010 Results

DENVER – August 3, 2010 – Bill Barrett Corporation (NYSE: BBG) today reported second quarter 2010 operating results highlighted by:

•	Natural gas and oil production up 14% to 25.1 Bcfe

•	Discretionary cash flow up 13% to $116.1 million, or $2.55 per diluted common share

•	Net income up significantly to $39.2 million, or $0.86 per diluted common share

•	Record of Decision published for West Tavaputs key development asset

Chairman, Chief Executive Officer and President Fred Barrett commented: “Excellent second quarter operating results, combined with the signed Record of Decision, position our Company well to meet our 2010 objectives and for 2011. We remain on track for 8% to 12% production growth in 2010 while we continue to recognize premium pricing due to the increased liquids component, a reduced natural gas basis differential and our hedge positions.

“The signed Record of Decision is a significant milestone for our Company. Once timing and permitting is confirmed, we look forward to initiating our full-field development program at West Tavaputs, and, at that time, we will provide further insight on the related capital program and other details. We would like to thank the Department of Interior, the Bureau of Land Management, and the parties representing the archeological, wildlife and wilderness interests for their constructive and collaborative efforts during the process, and we look forward to maintaining the relationship going forward.

“Looking at the remainder of 2010, the Company is increasing its planned 2010 capital expenditures to $470 to $490 million largely to further increase our exposure to oil projects. The increased capital will provide for additional drilling at Blacktail Ridge as well as funding for new exploratory opportunities. In addition to West Tavaputs, we are pursuing a number of growth catalysts and are looking forward in the second half of the year to exploration drilling results at our Yellow Jacket, Hornfrog and McRae Gap prospects.”

Second quarter 2010 natural gas and oil production totaled a record 25.1 billion cubic feet equivalent (“Bcfe”), up 14% from 22.1 Bcfe in the second quarter of 2009 and up 16% sequentially from 21.7 Bcfe in the first quarter of 2010. Production growth included sizable contributions from Gibson Gulch in the Piceance Basin, up 27% sequentially, and the Blacktail Ridge/Lake Canyon oil producing properties, up 77% sequentially. For the first half of 2010, production totaled 46.8 Bcfe, an increase of 6% compared with the first half of 2009. Including the effects of the Company’s hedging activities and natural gas liquids recovery, the average realized sales price in the second quarter of 2010 was $7.10 per thousand cubic feet equivalent (“Mcfe”) compared with $6.64 per Mcfe in the second quarter of 2009. The Company’s commodity hedging program increased its second quarter 2010 natural gas and oil revenues by net $41.7 million, or $1.66 per Mcfe of production.

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the second quarter of 2010 was $116.1 million, or $2.55 per diluted common share. On a per share basis, discretionary cash flow was up 12% compared with $2.28 per diluted common share in the second quarter of 2009 and up 11% sequentially compared with $2.30 per diluted common share in the first quarter of 2010. The sizable year-over-year increase was primarily due to: the 14% increase in production; and the $0.46 per Mcfe increase in average realized price; partially offset by higher per unit cash operating costs, which included higher gathering, transportation and processing expenses with full firm transportation charges on the REX pipeline system and for natural gas processing; higher production taxes and higher cash interest expense. Discretionary cash flow for the first half of 2010 was $220.7 million, or $4.85 per diluted common share, down 7% compared with $237.5 million, or $5.30 per diluted common share, in the first half of 2009.

Net income in the second quarter of 2010 was $39.2 million, or $0.86 per diluted common share, compared with $10.6 million, or $0.24 per diluted common share, in the second quarter of 2009. The increased net income was driven primarily by the cash differences discussed above, lower dry hole expenses and unrealized commodity derivative gains. Net income for the second quarter of 2010 included certain adjustments, primarily related to unrealized derivative gains, net of tax of ($11.1) million, resulting in adjusted net income (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) of $28.1 million, or $0.62 per diluted common share. For the first half of 2010, net income was $63.2 million up from $37.0 million in the first half of 2009, and adjusted net income was $51.7 million down from $54.8 million in the first half of 2009. Total dry hole expense for the second quarter of 2010 was negligible, and for the first half of 2010 was $2.0 million, or $1.3 million after tax.

DEBT AND LIQUIDITY

At June 30, 2010, the Company’s revolving credit facility had available capacity of $674.0 million, having $0 drawn and $26.0 million in an outstanding letter of credit. Also at June 30, 2010, the Company had outstanding 5% Convertible Senior Notes due 2028 in the principal amount of $172.5 million and 9.875% Senior Notes due 2016 in the principal amount of $250.0 million. The Company has significant liquidity available from cash flows from operations and the credit facility to fund its planned capital programs.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the three and six months ended June 30, 2010:

	Three Months ended June 30, 2010			Six Months ended June 30, 2010
Basin	Average Net Production (Mmcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)	Average Net Production (Mmcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Piceance	137	42	$83.4	123	78	$150.4
Uinta	79	11	28.8	77	23	60.3
Powder River (CBM)	39	0	2.3	38	2	3.6
Wind River	19	0	1.5	20	0	3.4
Other	1	0	5.9	1	1	7.9

Total	275	53	$121.9	259	104	$225.6

Capital expenditures totaled $121.9 million in the second quarter of 2010 and $225.6 million for the first half of 2010. During 2010, the Company currently plans to spend between $470 and $490 million for capital expenditures before acquisitions or additional capital at West Tavaputs, depending on timing of permitting and the ability to commence activities in the second half of 2010.

Operating and Drilling Update

The Company anticipates drilling 250 to 275 wells in 2010, including approximately 70 to 75 coal bed methane (CBM) wells, up from 186 wells in 2009. The Company currently has four rigs drilling, with three in the Piceance Basin and one at Blacktail Ridge. The 2010 drilling program will concentrate on growing our key development areas and testing several exploration prospects.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 140 million cubic feet equivalent per day (MMcfe/d), up slightly from the second quarter average of 137 MMcfe/d. Piceance production continues to increase as the Company drills its approximate 140-well program for 2010, operating three rigs through early August and two rigs through year-end. During the second quarter of 2010, the Company added 20 MMcf/d of compression capacity in the area, bringing current capacity to 180 MMcf/d with plans to add an additional 20 MMcf/d in the first quarter of 2011. Results from this area continue to benefit from the Company’s election to process the majority of its Gibson Gulch natural gas production, which exposes the Company to natural gas liquids (“NGL”) pricing. This added approximately $0.67 per Mcfe to the Company-wide realized price. Gibson Gulch operations exemplify our Rocky Mountain expertise and offer strong margins due to low operating costs and the currently higher revenues related to liquids. The program continues to be a key, lower risk development area for the Company and offers flexibility to adjust the number of active rigs dependent upon the Company’s capital strategy.

At June 30, 2010, the Company had an approximate 97% working interest in production from 620 gross wells in its Gibson Gulch program.

Cottonwood Gulch – In June 2009, the Company acquired a 90% working interest in 40,300 gross undeveloped acres in Cottonwood Gulch. The leases were challenged by environmental groups and the Company continues to participate in a mediation process.

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 70 MMcfe/d, consistent with the second quarter average. Including activity through July, the Company has drilled and completed all wells in its initial 2010 program.

As previously announced, the Bureau of Land Management has posted the Notice of Availability of the Record of Decision on the Environmental Impact Statement that authorizes full-field, year-round development of West Tavaputs. West Tavaputs is one of the Company’s largest development assets based on its current reserve base of 325 Bcfe proved and 1.3 Tcfe proved, probable and possible reserves. As part of the regulatory process, the document is stayed for a 30-day period, after which time, depending upon the nature and disposition of any protests or appeals, drilling permits may be issued to the Company. Subsequent to the 30-day period, and once the timing of development activity is confirmed, the Company intends to provide further details on its planned activities in West Tavaputs and the related budget.

At June 30, 2010, the Company had an approximate 96% working interest in production from 184 gross wells in its West Tavaputs shallow and deep programs. The West Tavaputs program offers growth in the shallow Mesaverde and Wasatch zones as well as upside opportunity through the Mancos shale and deep formations.

Blacktail Ridge/Lake Canyon – Current net production is approximately 1,750 barrels of oil equivalent per day (“Boe/d”), as production continues to ramp-up strongly from the first quarter average of 827 Boe/d. The Company has further expanded its 2010 drilling program and has completed 10 wells in the area year-to-date in 2010 and expects to complete approximately 14 additional wells through the remainder of the year, including four wells operated by its partner in Lake Canyon. The working interests in this area range from 19% to 100%.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 36 MMcf/d, down slightly from the second quarter average of 39 MMcf/d and up 20% compared with the prior year period. Seasonal drilling has commenced in the area, and the Company expects to participate in drilling 70 to 75 wells in 2010. Development of this area requires dewatering of wells, which can take up to two years.

At June 30, 2010, the Company had an approximate 74% working interest in production from 676 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog/Other – Current net production from the area is approximately 18 MMcfe/d, as production from the area continues to gradually decline. The Company has identified more than 100,000 acres within its acreage position in the area that it considers prospective for shale oil, and the Company plans to drill one horizontal exploration well in the third quarter of 2010 to test for oil in the Niobrara formation.

Paradox Basin, Colorado

Yellow Jacket – At the Yellow Jacket shale gas prospect (55% working interest), the Company is in the final stages of completion of the Rose horizontal well, which has a 4,200 foot lateral and a significantly larger fracture stimulation than used on previous wells. The Rose well was completed with 14-stages, 8.2 million pounds of sand (nearly four times the sand per stage compared with the Koskie 13H-27 well) and an 80 to 90 barrel per minute pump rate. The Company will monitor the well over the coming months before drilling additional wells in the area. This prospect includes approximately 306,000 gross, and 137,500 net, undeveloped acres plus approximately 178,500 gross, and 127,900 net, undeveloped acres in a similar shale gas prospect in the adjacent Green Jacket area.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company’s 2010 guidance (please reference “Forward-looking Statements” below) includes:

•

Capital expenditures of $470 to $490 million before acquisitions or additional capital at West Tavaputs, depending on timing of permitting and the ability to commence activities in the second half of 2010. Additional expenditures relate to increasing exposure to oil, including additional wells at Blacktail Ridge and new exploratory lease opportunities

•	Oil and natural gas production of 97 to 100 Bcfe, unchanged

•	Lease operating costs per Mcfe of $0.57 to $0.61, unchanged

•	Gathering and transportation costs per Mcfe of $0.75 to $0.80, unchanged

•	General and administrative expenses before non-cash stock-based compensation between $40 and $43 million, unchanged

Commodity Hedges Update

It is the Company’s strategy to typically hedge 50% to 70% of production through basis to regional sales points for the next 12 months on a rolling basis. Hedging is intended to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows to support the Company’s capital expenditure program.

For 2010 and 2011, the Company has hedges in place as outlined in the table below. Swap and collar hedge positions are tied to regional sales points and include:

•	For the remaining six months of 2010, approximately 31.8 Bcfe at a weighted average blended floor price of $7.99 per Mcfe.

•	For 2011, approximately 40.7 Bcfe at a weighted average blended floor price of $6.71 per Mcfe.

As of July 27, 2010:

	Natural Gas / NGLs		Oil		Equivalent
Period	Volume (MMBtu/d)	Price ($/MMBtu)	Volume (bopd)	Price ($/bbl)	Volume (MMcfe)	Price ($/Mcfe)
3Q10	199,819	$7.04	1,600	$82.22	17,595	$8.04
4Q10	159,116	$6.86	1,600	$82.22	14,191	$7.93
1Q11	137,500	$6.15	400	$87.63	11,466	$6.91
2Q11	127,500	$5.84	400	$87.63	10,766	$6.59
3Q11	127,500	$5.84	400	$87.63	10,884	$6.59
4Q11	87,717	$5.94	400	$87.63	7,557	$6.77

In addition, the Company has the following natural gas basis only hedges in place, none of which are currently in the money:

BASIS ONLY HEDGES - CIG/NWPL

	Natural Gas
Period	Volume MMBtu/d	Differential / Price $MMBtu
3Q10	45,000	$(2.57)
4Q10	22,000	$(2.47)
1Q11	20,000	$(1.72)
2Q11	20,000	$(1.72)
3Q11	20,000	$(1.72)
4Q11	20,000	$(1.72)

SECOND QUARTER 2010 WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss second quarter 2010 results. Please join Bill Barrett Corporation executive management at 12:00 p.m. EDT/10:00 a.m. MDT for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-700-6979 (617-213-8836 international callers) with passcode 40831469. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through August 6, 2010 at call-in number 888-286-8010 (617-801-6888 international) with passcode 34330134. The Company has also tentatively scheduled its third quarter earnings conference call for November 2 at noon Eastern time/10:00 a.m. Mountain time.

UPCOMING EVENTS

Investor Conferences

Updated investor presentations are posted to the homepage of the Company’s website at www.billbarrettcorp.com. Please check the website at 5:00 Mountain time on the business day prior to the investor event for the most recent presentation. Chairman, CEO and President Fred Barrett plans to present at the following events:

Enercom’s The 2010 Oil and Gas Conference on August 23, 2010 at 4:25 p.m. MDT. The event will be webcast and may be accessed at the Company’s website at www.billbarrettcorp.com.

Rodman & Renshaw Annual Global Investment Conference on September 14, 2010 at 2:25 p.m. EDT. The event will be webcast and may be accessed at the Company’s website at www.billbarrettcorp.com.

Barclays Capital CEO Energy-Power Conference on September 15, 2010 at 1:05 p.m. EDT. The event will be webcast and may be accessed at the Company’s website at www.billbarrettcorp.com.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2010 Guidance,” which contains projections for certain 2010 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, regulatory approvals and the ability to receive drilling and other permits, government approval for development projects, market conditions, oil and gas price volatility, exploration drilling and testing results, governmental regulations, risks related and costs to hedging activities including counterparty viability, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Production Data:
Natural gas (MMcf)	23,342	21,075	43,965	42,141
Oil (MBbls)	288	168	473	338
Combined volumes (MMcfe)	25,070	22,083	46,803	44,169
Daily combined volumes (Mmcfe/d)	275	243	259	244
Average Prices (before the effects of realized hedges):
Natural gas (per Mcf)	$5.01	$2.99	$5.62	$3.37
Oil (per Bbl)	67.27	48.51	67.65	36.71
Combined (per Mcfe)	5.44	3.23	5.96	3.49
Average Prices (after the effects of realized hedges):
Natural gas (per Mcf)	$6.76	$6.48	$6.91	$7.10
Oil (per Bbl)	70.18	59.61	70.12	51.75
Combined (per Mcfe)	7.10	6.64	7.20	7.17
Average Costs (per Mcfe):
Lease operating expense	$0.54	$0.46	$0.56	$0.50
Gathering, transportation and processing expense	0.74	0.58	0.74	0.54
Production tax expense (1)	0.36	0.20	0.37	0.12
Depreciation, depletion and amortization	2.63	2.90	2.62	2.78
General and administrative expense, excluding stock-based compensation (2)	0.41	0.42	0.43	0.43

(1)	Production tax expense for the first six months of 2010, and the three and six month periods for 2009, includes one-time benefits of $2.2 million, $0.4 million and $4.8 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes. Exclusive of the one-time benefits, the production tax expense per Mcfe would have been $0.42, $0.22 and $0.23, respectively, for those periods.
(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production (1)	$186,300	$147,560	$349,949	$317,736
Commodity derivative gain (loss) (1)	7,676	(8,963)	2,012	(34,919)
Other	2,649	293	2,474	813

Total operating and other revenues	196,625	138,890	354,435	283,630

Operating Expenses:
Lease operating	13,581	10,236	26,022	21,916
Gathering, transportation and processing	18,487	12,728	34,457	23,752
Production tax (2)	9,042	4,377	17,331	5,303
Exploration	654	782	955	1,542
Impairment, dry hole costs and abandonment	988	10,546	3,867	10,731
Depreciation, depletion and amortization	65,900	63,960	122,434	122,717
General and administrative (3)	10,201	9,316	20,003	18,902
Non-cash stock-based compensation (3)	3,767	3,944	7,741	7,738

Total operating expenses	122,620	115,889	232,810	212,601

Operating Income	74,005	23,001	121,625	71,029
Other Income and Expense:
Interest and other income	105	52	125	250
Interest expense	(11,199)	(5,223)	(21,322)	(10,352)

Total other income and expense	(11,094)	(5,171)	(21,197)	(10,102)

Income before Income Taxes	62,911	17,830	100,428	60,927
Provision for Income Taxes	23,713	7,222	37,253	23,906

Net Income	$39,198	$10,608	$63,175	$37,021

Net Income Per Common Share
Basic	$0.87	$0.24	$1.40	$0.83
Diluted	$0.86	$0.24	$1.39	$0.83
Weighted Average Common Shares Outstanding
Basic	45,080	44,731	44,995	44,675
Diluted	45,521	45,005	45,456	44,811

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Included in oil and gas production revenue:
Realized gain on cash flow hedges	$49,889	$76,335	$70,898	$163,454

Included in commodity derivative gain (loss):
Realized loss on derivatives not designated as cash flow hedges	$(8,223)	$(1,023)	$(12,986)	$(1,023)
Unrealized ineffectiveness loss recognized on derivatives designated as cash flow hedges	(659)	(599)	(266)	(6,462)
Unrealized gain (loss) on derivatives not designated as cash flow hedges	16,558	(7,341)	15,264	(27,434)

Total commodity derivative gain (loss)	$7,676	$(8,963)	$2,012	$(34,919)

(2)	Production tax expense for the first six months of 2010, and the three and six month periods for 2009, includes one-time benefits of $2.2 million, $0.4 million and $4.8 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes.
(3)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

	As of June 30, 2010	As of December 31, 2009
(in thousands)
Assets:
Cash and cash equivalents	$50,241	$54,405
Other current assets (1)	161,235	125,634
Property and equipment, net	1,753,110	1,659,260
Other noncurrent assets (1)	36,883	26,824

Total assets	$2,001,469	$1,866,123

Liabilities and Stockholders’ Equity:
Current liabilities (1)	$170,954	$153,292
Notes payable under bank credit facility	—	5,000
Senior notes	239,105	238,478
Convertible senior notes	161,577	158,772
Other long-term liabilities (1)	309,226	282,026
Stockholders’ equity	1,120,607	1,028,555

Total liabilities and stockholders’ equity	$2,001,469	$1,866,123

(1)	At June 30, 2010, the estimated fair value of all of our commodity derivative instruments was a net asset of $100.4 million, comprised of: $91.1 million current assets; $17.8 million non-current assets; $2.3 million current liabilities; and $6.2 million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(in thousands)
Operating Activities:
Net income	$39,198	$10,608	$63,175	$37,021
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	65,900	63,960	122,434	122,717
Impairment, dry hole costs and abandonment costs	988	10,546	3,867	10,731
Unrealized derivative (gain) loss	(15,899)	7,940	(14,998)	33,896
Deferred income taxes	20,091	2,824	32,282	19,452
Stock compensation and other non-cash charges	4,072	4,232	8,327	8,546
Amortization of debt discounts and deferred financing costs	3,053	1,821	5,661	3,572
Loss on sale of properties	(1,984)	65	(1,049)	66
Change in assets and liabilities:
Accounts receivable	1,262	12,357	(65)	25,266
Prepayments and other assets	(525)	1,334	(2,971)	(1,170)
Accounts payable, accrued and other liabilities	11,641	2,344	(3,551)	9,012
Amounts payable to oil & gas property owners	931	(1,383)	1,669	(6,720)
Production taxes payable	(5,737)	2,955	(2,814)	(250)

Net cash provided by operating activities	$122,991	$119,603	$211,967	$262,139

Investing Activities:
Additions to oil and gas properties, including acquisitions	(108,037)	(152,105)	(199,182)	(287,006)
Additions of furniture, equipment and other	(929)	(697)	(1,638)	(1,923)
Proceeds from sale of properties and other investing activities	(837)	2,714	2,268	2,714

Net cash used in investing activities	$(109,803)	$(150,088)	$(198,552)	$(286,215)

Financing Activities:
Proceeds from credit facility	—	58,000	20,000	100,000
Principal payments on credit facility	(15,000)	(35,000)	(25,000)	(55,000)
Deferred financing costs and other	(94)	(944)	(14,966)	(946)
Proceeds from sale of common stock	893	482	2,387	482

Net cash provided by (used in) financing activities	$(14,201)	$22,538	$(17,579)	$44,536

Increase (Decrease) in Cash and Cash Equivalents	(1,013)	(7,947)	(4,164)	20,460

Beginning Cash and Cash Equivalents	51,254	71,470	54,405	43,063

Ending Cash and Cash Equivalents	$50,241	$63,523	$50,241	$63,523

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(in thousands, except per share amounts)
Net Income	$39,198	$10,608	$63,175	$37,021

Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	65,900	63,960	122,434	122,717
Impairment, dry hole costs and abandonment costs	988	10,546	3,867	10,731
Exploration expense	654	782	955	1,542
Unrealized derivative loss (gain)	(15,899)	7,940	(14,998)	33,896
Deferred income taxes	20,091	2,824	32,282	19,452
Stock compensation and other non-cash charges	4,072	4,232	8,327	8,546
Amortization of debt discounts and deferred financing costs	3,053	1,821	5,661	3,572
Loss (gain) on sale of properties	(1,984)	65	(1,049)	66

Discretionary Cash Flow	$116,073	$102,778	$220,654	$237,543

Per share, diluted	$2.55	$2.28	$4.85	$5.30
Per Mcfe	$4.63	$4.65	$4.71	$5.38

Adjusted Net Income Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(in thousands except per share amounts)
Net Income	$39,198	$10,608	$63,175	$37,021

Adjustments to net income:
Unrealized derivative loss (gain)	(15,899)	7,940	(14,998)	33,896
Loss (gain) on sale of properties	(1,984)	65	(1,049)	66
One time items:
Production tax expense	—	(419)	(2,184)	(4,796)
Subtotal Adjustments	(17,883)	7,586	(18,231)	29,166
Effective tax rate	38%	41%	37%	39%
Tax effected adjustments	(11,087)	4,476	(11,486)	17,791

Adjusted Net Income	$28,111	$15,084	$51,689	$54,812

Per share, diluted	$0.62	$0.34	$1.14	$1.22
Per Mcfe	$1.12	$0.68	$1.10	$1.24

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for easier comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.